Exhibit 10.1

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

FIFTH AMENDMENT TO PROGRAM AGREEMENT

This FIFTH AMENDMENT (“Fifth Amendment”) to the September 19th, 2007, Program Agreement as previously amended (the “Agreement”) by and between Republic Bank & Trust Company (“Republic”), a Kentucky banking corporation, and Jackson Hewitt Inc. (“JHI”), a Virginia corporation, is effective as of the 30th day of September, 2010.

RECITALS

WHEREAS, Republic and JHI entered into the Agreement on September 19, 2007.

WHEREAS, Republic and JHI amended the Agreement on December 2, 2008, November 23, 2009, December 29, 2009 and June 30, 2010.

WHEREAS, Republic and JHI desire to Amend certain terms of the Agreement including incorporating certain terms of the Technology Agreement dated September 19th, 2007, as previously amended between Republic and Jackson Hewitt Technology Services LLC an affiliate of JHI (“JHTSL”), which is being terminated as of the date hereof.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Republic and JHI do hereby agree to amend the Agreement as follows:

AMENDMENTS

1.	Section 2.1 (c) is modified to read as follows:

(c)	For each of Tax Seasons 2011, 2012 and 2013 Republic shall be the exclusive provider of Refund Anticipation Loans and Assisted Refunds to Jackson Hewitt Tax Service Customers for all locations operated in the following states: Arkansas, Florida, Indiana, Kentucky, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Texas and Virginia or substitute equivalent locations (subject to the terms of Section 2.2(c) below) (such ERO locations or substitute equivalent locations shall be referred to as “Designated ERO Locations”). Notwithstanding the foregoing, the Designated ERO Locations for Tax Season 2011 shall not exceed the Designated ERO Locations for Tax Season 2010 without the prior written consent of Republic. In addition, it is understood that this Agreement solely relates to the provision of services to Customers in Designated ERO Locations by Jackson Hewitt Tax Service tax preparers and not any other method of distribution (e.g. online tax preparation services).

2.	Section 2.2 (c) is modified to read as follows:

(c)	For each of Tax Seasons 2011, 2012 and 2013 JHI shall designate Republic as the sole and exclusive Refund Anticipation Loan and Assisted Refund provider under the Program for the Designated ERO Locations, subject to the provisions of Section 2.1 (c) of the Agreement, as amended. Equivalent locations, (1) at a minimum must have processed in the aggregate at least the same amount of Customers processed in the prior tax season by the substituted locations and (2) must meet Republic’s ERO underwriting criteria. [*].

3.	Section 4 is deleted and nullified in its entirety.

4.	Section 6.9 is modified to read as follows:

(a)	JHI through its wholly owned affiliate JHTSL shall provide certain technology expertise, software modification and implementation and processing services, personnel and related support to JHI, Republic and EROs in connection with the Program as more fully defined herein.

(b)

The Services. In advance of each Tax Season during the Term (as defined in Section 9.1), the parties shall mutually agree on the technology needs related to the Program for each Tax Season (or other related period), including systems and software modification, incorporation and implementation of specifications in, and the coordination of systems between, ProFiler®, the Jackson Hewitt Tax Service electronic filing software program and the related systems and servers (“ProFiler”) and Republic’s systems (collectively, the “Services”). JHTSL shall provide the agreed upon Services. JHTSL shall provide additional technology services upon the terms and conditions to be agreed in writing with Republic. JHTSL shall provide a system whereby Customers who choose a Financial Product may transmit requests to receive an Assisted Refund to Republic. In addition, Customers shall also have the ability to transmit requests to receive a RAL. A Transmitter fee in the name of JHI or one of its wholly owned affiliates shall be permitted to be charged in connection with the AR not to exceed $30.

(c)

Deliverables. In advance of each Tax Season, JHI and Republic shall agree in writing as to the Deliverables required under this Agreement for the relevant Tax Season (or other related period) and the timeline of the required Deliverables. As used herein, “Deliverables” shall include, but not be limited to, all obligations and procedures required of both parties in this Agreement. The parties agree that they shall provide the agreed-upon Deliverables. In the event the parties are unable to reach agreement on the nature or scope of Deliverables or related timeline, the parties shall seek the assistance of a mediator to assist them in such efforts. Each party shall use reasonable efforts to implement all requested Deliverables on or before mutually agreed upon completion dates, but shall not be held liable for matters not completed for the beginning of a Tax Season if such requests have been agreed to after August 31st preceding a Tax Season. The agreed upon Deliverables shall be documented and may be amended from time to time by mutual agreement of the parties.

(d)	JHI’s Obligations and Procedures. JHI agrees, in connection with the operation of the Program, to perform, and enable ProFiler to perform all required functions, including, as applicable, the following specific duties:

(i)	Personnel. JHI shall cause JHTSL to devote a sufficient number of employees to meet its obligations under this Agreement.

(ii)	Training. JHI shall cause JHTSL to devote employees and resources as it deems necessary to provide training to EROs and corporate staff in connection with the operation of ProFiler in connection with the Program.

(iii)	System Errors. JHI shall cause JHTSL to shall consult with Republic to develop a process for eliminating transmission errors, to the extent practicable.

(iv)	Support. JHI shall cause JHTSL to shall operate a call center to support EROs in connection with the operation of ProFiler as it relates to the facilitation of the Program.

(v)	Computer Network. JHI shall cause JHTSL to shall establish and maintain a technology and communication center, at a location designated by JHTSL, for use in electronically transmitting returns, applications and other related materials to Republic in a secure manner.

(vi)	Transmission of Customer Information. JHI shall assure that after JHTSL has transmitted the Customer’s income tax return to the IRS and received from the IRS acknowledgment of its acceptance thereof and the debt indicator relating thereto (to the extent provided) as described by Chapter 3 of the IRS e-file Handbook for Authorized IRS e-file Providers of Individual Income Tax Returns (Publication 1345, including Rev. Proc. 2000-31), as the same may be amended from time to time (the “Notification”), JHTSL shall electronically transmit to Republic all data required to be extracted from the IRS transmission file and the Republic customer application in accordance with Republic’s File Layouts and Specifications (“Specifications”), which shall be provided to JHTSL no later than the November 1 immediately preceding each Tax Season and shall be incorporated herein by reference, together with information, if any, received in the Notification. Except in the case where an IRS reject will no longer permit EF or changes in the tax return information further disqualifies a customer for a RAL, in which case of the latter, the customer will be applying for an AR. Notwithstanding the foregoing, if Republic shall notify JHTSL (as described in Section 3.1) that it is no longer accepting Applications (as defined in the Program Agreement) from an ERO, then JHTSL shall immediately halt all transmissions to Republic in respect of such ERO. In the event it no longer becomes feasible to process Applications in the manner specified in this Section herein due to circumstances beyond the control of the parties, then the parties shall endeavor in good faith to take all commercially reasonable actions necessary to promptly modify the Program so as to resolve the problems.

(vi)	Check Disbursements. If a Customer has chosen a Republic check as the method of disbursement, then upon receipt of notice from Republic that it has approved a Customer’s RAL Application, or that the IRS has funded a Customer’s AR, JHTSL shall transmit a check print authorization to the ERO to permit the ERO to print a disbursement check from the consecutively numbered blank check stock supplied to it by Republic. Such check shall evidence the amount of the RAL or AR, less all fees and charges authorized by the Customer to be deducted therefrom, and shall bear an imprint of the facsimile signature of an authorized Republic signatory as provided by Republic.

(viii)	Check Reconciliations. JHI shall cause JHTSL to immediately transmit to Republic a check reconciliation file, the content and layout of which are described in the Specifications, with respect to each check as to which it has received from the ERO confirmation that the check was printed.

(ix)	Data Processing Systems.

(A)	Republic Communications. During the Term, JHI shall cause JHTSL to develop, maintain and operate data processing systems and programs that are capable of electronically transmitting and receiving all information, records and file formats required by the Specifications. Except as limited by Section 14.1 hereof, JHI shall be responsible for any losses directly attributable to the failure of JHTSL’s data processing systems and programs to electronically transmit and receive records and files in accordance with the requirements set forth in the Specifications.

(B)	Electronic Filing Software. JHI shall cause JHTSL to distribute to each participating ERO its proprietary electronic filing software, ProFiler, which shall (i) enable the ERO to prepare accurately and electronically file returns to the IRS through JHTSL and (ii) accurately populate all documents required by Republic in the Specifications including Truth-in-Lending Act Disclosure Statement and Itemization of fees, applicable State Disclosure Documents (as defined in the Program Agreement) and Applications based upon information input by the tax preparer.

i.	Check Writing Software. JHTSL shall distribute to each participating ERO a check writing program, which program shall permit (i) checks to be written only in the name of the Customer as directed by Republic and only in the amount approved by Republic, (ii) the printing of the Truth-in-Lending Act Disclosure Statement and Itemization of fees (the text of which shall be provided in the Specifications) on a perforated stub of the Republic blank check form, and (iii) the printing of additional disbursement checks in the event that additional funds are received and owing to the Customer.

ii.	Software. Republic shall provide no fewer than 30 test transmissions in a test environment on or before December 1st preceding each Tax

Season during the Term to ensure accuracy and functionality of all such software which test cases will be performed by JHTSL which results shall be shared with Republic. Based on the results of the test cases, Republic shall approve or disprove software implemented for use in connection with the performance of this Agreement, including software that is embedded in, or otherwise is utilized in connection with, ProFiler.

5.	Section 7.4 (b) is modified to read as follows:

(b)	All Financial Product disbursements shall be made to the Customer net of all authorized fees, deductions or charges. From the Customer’s refund, and after the RAL payoff (if applicable), disbursements will be made in the following order: (1) Republic, for Tax Refund Administration Fees; (2) ERO, for tax preparation fees; (3) JHI and ERO, as directed, for the Gold Guarantee Fee; (4) JHI, for the Transmitter Fee; (5) Republic, for prior year RAL obligation(s); (6) Cross Collection, for prior year obligation; (7) MetaBank, for any current year Money Power Line of Credit obligation; and (8) Customer, for all remaining funds. However, in the event that following the RAL payoff Republic does not receive funds in excess of its Tax Refund Administration Fee, all funds received will be disbursed to the Customer.

6.	Section 7.16 is hereby added in its entirety:

7.16	Technology Obligations

(a)	Program Deliverables. Republic shall cooperate and consult with JHTSL in accordance with Article 6 to agree on Deliverables for a Tax Season and the related timeline.

(b)	Systems.

(i)	Unless required by applicable laws rules and regulations (“Applicable Law”), Republic shall not alter its existing systems and software without first obtaining the written consent of JHTSL to ensure compatibility of the proposed modifications such that they will not adversely affect the offering of Financial Products under the Program or render JHTSL unable to operate or use with ProFiler as it currently exists. Republic shall cause its systems to communicate with ProFiler, including such that Applications can be transmitted to Republic and responses to the Applications can be received by JHTSL, ProFiler and the Jackson Hewitt Tax Service office locations.

(ii)

Republic acknowledges that ProFiler is distributed to Jackson Hewitt Tax Service offices nationally and to EROs through multiple locations and not all of which will participate in the Program or ProFiler as it relates to the Program as developed under this Agreement and that certain Program requirements or requests as they relate to ProFiler will not be reasonable or practicable due to the needs and requirements of Jackson Hewitt, and the operation of Jackson Hewitt’s business and ProFiler. Toward that end, Republic agrees that it will use its commercially reasonable efforts to accommodate reasonable requests of JHTSL with respect to the Deliverables and Program to ensure that JHTSL’s programs are not inconsistent, impractical or unduly burdensome on JHTSL or the operation of the Jackson Hewitt Tax Service business.

(iii)	Republic shall provide JHTSL with all necessary information needed from Republic to create and populate required documents, including information related to the the processing of the tax refund for Customers created for the respective Financial Product.

(c)	Availability. Republic shall be available during business hours and otherwise as reasonably necessary for consultation to JHI and JHTSL to assist in timely completion of Deliverables and continuation of operations during Tax Season.

(d)	Confidentiality and Ownership. Republic acknowledges and agrees (i) that it will keep all information with respect to ProFiler and the modifications and developments hereunder confidential; and (ii) that JHTSL maintains sole and exclusive ownership rights in ProFiler as modified, and further disclaims on behalf of itself and all other persons any ownership or purported ownership rights in the same.

(e)	Reports. Republic shall provide weekly reports to JHI describing all ACH transmissions from the IRS to Republic and all paid items, and covering such other matters and in such form as JHTSL reasonably may request. Republic covenants and agrees that each such report will be true, correct and complete in all respects and all such reports shall be available to JHI on a secure website on a real-time basis.

7.	Section 9.1 is modified to read as follows:

9.1	Term. This Agreement shall be effective upon its execution and applicable to the Program for Tax Seasons 2011, 2012 and 2013 and all related periods. This Agreement shall terminate and expire on October 31, 2013, unless extended by written agreement of the parties (the “Term”).

8.	Section 9.2 is modified such that clause (iii) related to termination of the Program Agreement upon termination of the Technology Agreement is deleted and nullified in its entirety.

9.	Section 9.4 is modified to read as follows:

Termination by Republic.

(a)	Republic may, at its option, terminate this Agreement early by giving written notice of termination to JHI by June 30, 2011, which will terminate the Agreement with respect to the 2012 and 2013 Tax Seasons, or by June 30, 2012, which will terminate the Agreement with respect to the 2013 Tax Season.

(b)	On or before September 16 of each year of the Term, Republic shall have the right to terminate this Agreement if the Republic Customers who have obtained RALs during the Tax Season ending during such year have in the aggregate a RAL delinquency in excess of [4.5%] based upon Republic’s RAL history as measured on August 31 of such year (and after taking into account all August fundings by the IRS); provided, however, that such termination shall only be effective if Republic first delivers notice to JHI no later than September 5 of such year requesting a meeting to discuss issues surrounding potential termination, and thereafter the parties mutually endeavored in good faith to modify the Program in a manner resolving such matter for a period of no less than ten (10) days after such notice was received by JHI, and within two days after such tenth day, a termination notice is delivered to JHI by Republic. In the event of a termination by Republic pursuant to this Section 9.4, JHI shall pay to Republic a termination fee in an amount equal to [*]. No later than November 5, Republic shall deliver to JHI the detail of the calculation of such fee. Republic will provide JHI with all additional information reasonably requested by JHI to validate such calculation. If JHI agrees with such calculation, JHI shall make such payment no later than two (2) business days after its receipt of information requested from Republic. If JHI disputes such calculation, such disagreement shall be resolved pursuant to the dispute resolution procedures set forth in this Agreement and JHI shall not make any payment until such dispute is resolved. The remedy set forth in this Section 9.4 shall be Republic’s sole remedy with respect to RAL losses.

10.	Section 19.12 is deleted and nullified in its entirety.

11.	Republic and JHI enter into this Fifth Amendment only for the purposes stated herein. Unless otherwise amended herein, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this Fifth Amendment has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

REPUBLIC BANK & TRUST COMPANY		JACKSON HEWITT INC.

By:	/s/ William R. Nelson	By	/s/ Daniel P. O’Brien

Name:	William R. Nelson	Name:	Daniel P. O’Brien

Title:	President—TRS	Title:	EVP & CFO